Exhibit 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is made and entered into this April ___, 2008, between the investors set forth on Schedule A attached hereto (the "Secured Parties"), and Onstream Media Corporation, a Florida corporation (the "Debtor").

WITNESSETH

Pursuant to the terms of that certain Term Sheet ("Term Sheet") the Debtor has issued to the Secured Parties promissory notes in the total principal amount of up to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) (the "Notes"). In order to secure the obligations of the Debtor under the Notes the Debtor has agreed to grant the Secured Parties an undivided security interest in certain assets of Debtor.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1.  Grant of Security Interest. In consideration of and as an inducement to the Secured Parties to invest in the Notes, Debtor hereby grants the Secured Parties an undivided security interest (the “Security Interest”) in (i) the equipment and software described on the attached Schedule B, and any proceeds and products therefrom, and (ii) in the event the foregoing is insufficient to satisfy the payment of the Obligations, then the Secured Parties shall have a further undivided security interest in all other assets of the Debtor and any proceeds and products therefrom, excluding those assets related to the Debtor's accounts receivable, customer contracts, insurance policies on such accounts (the "Collateral").

2.  The Obligations. The Security Interest herein granted shall secure full payment and performance of Debtor’s obligations under the Notes (collectively, the “Obligations”).

3.  Covenants of Debtor. So long as the Obligations remain unpaid, Debtor will perform and observe each of their covenants to the Secured Parties as set forth herein, and (a) will defend the Collateral against the claims and demands of all other parties; (b) will notify the Secured Parties promptly in writing of any change in its address; (b) without the written consent of Secured Parties holding a majority of the then outstanding principal amount of the Notes ("Majority of SP's") will not permit anything to be done that may impair the value of such Collateral or the security intended to be afforded by this Agreement outside normal wear and tear; (c) will keep and maintain the Collateral in good order and repair at all times, normal wear and tear excepted; and (d) in connection herewith will do such other things as the Majority of SP's may reasonably request to protect the Collateral and the Secured Parties' security interest.

4.  Events of Default. Debtor shall be in default (each, an “Event of Default”) under this Agreement upon the happening of any one or more of the following events, circumstances or conditions, and the subsequent receipt by Debtor of written notice of default from the Majority of SP's: (a) an Event of Default shall occur as specified in the Note; or (b) failure by Debtor to materially comply with or perform any provision of this Agreement. However, Debtor shall have a grace period of five (5) business days after receipt of written notice describing the alleged breach in which to cure any such alleged breach and an Event of Default shall not be deemed to have occurred until and unless the item is uncured as of the expiration of the five (5) business day cure period.

5.  Remedies. Upon the happening of any Event of Default, the Secured Parties’ rights with respect to the Collateral shall be those of a secured party under the Uniform Commercial Code of the State of Florida, as now in effect or hereinafter amended (the “Florida Uniform Commercial Code”). The Secured Parties shall also have any additional rights granted herein. All Secured Parties shall be treated the same by the Debtor in the event of an Event of Default, and all such rights of Secured Parties set forth in this Section 5 shall be administered by the Majority of SP's. Notwithstanding the foregoing, in the event the Secured Parties take action hereunder against the Collateral in satisfaction of the Obligations, the Secured Parties shall first proceed against only the Collateral described in Section 1(i) hereof, and if, and only if, the proceeds therefrom are insufficient to satisfy the Obligations, the Secured Parties may take action against the Collateral described in Section 1(ii) hereof.

6.  Miscellaneous.

(a)  The terms “Secured Parties," and “Debtor” as used in this Agreement include the heirs, personal representatives, and successors or assigns of those parties, as applicable.

(b)  This Agreement is a continuing agreement which shall remain in force and effect until all of the Obligations and any extensions or renewals together with all interest thereon shall be paid in full.

(c)  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.

(d)  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)  Notices required under this Agreement shall be deemed to have been adequately given if delivered by registered mail or sent by electronic transmission with evidence of sending and receipt at the addresses set forth below or such other address as such party may from time to time designate in writing.

The Debtor:	Onstream Media Corp.
1291 SW 29 Avenue,
Pompano Beach, Florida 33069
Attn: Robert E. Tomlinson, CFO

The Secured Parties:	As set forth on Schedule A

(f)  No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

(g)  This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of Florida without regard for its conflicts-of-laws rules. Any action to enforce or interpret this agreement shall be brought in the appropriate court in Broward County, Florida.

(h)  This Agreement and the Notes express the entire understanding of the parties and supersede all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.

(i)  This Agreement and the rights hereunder shall not be assignable without the prior written consent of the parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Security Agreement as of the date first written above.

Onstream Media Corporation

By:	__________________________
Name:	Robert E. Tomlinson
Title:	CFO